Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Horace Mann Educators Corporation:

We consent to the use of our report with respect to the consolidated financial statements and all related financial statement schedules and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 28, 2008, contains an explanatory paragraph that states the Company has adopted American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts, effective January 1, 2007, FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective January 1, 2007, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.

/s/ KPMG LLP

Chicago, Illinois

November 26, 2008